ARRANGEMENT AGREEMENT

among

WESTLINKS RESOURCES LTD.

and

3779041 CANADA LTD.

and

BIG HORN RESOURCES LTD.

May 16, 2001

TABLE OF CONTENTS

Article 1 Definitions, Interpretation and Schedule

1.1 Definitions

1.2 Interpretation Not Affected by Headings

1.3 Number, Gender and Persons

1.4 Date for any Action

1.5 Statutory References

1.6 Currency

1.7 Invalidity of Provisions

1.8 Accounting Matters

1.9 Knowledge

1.10 Schedule

Article 2 The Arrangement

2.1 Arrangement

2.2 Effective Date

2.3 Consultation

2.4 Court Proceedings

2.5 Pre-closing

2.6 Articles of Arrangement

Article 3 Representations and Warranties of Westlinks and Subco

3.1 Organization and Qualification

3.2 Authority Relative to this Agreement

3.3 No Violations

3.4 Knowledge

3.5 Capitalization of Westlinks

3.6 Capitalization of Subco

3.7 Business and Affairs of Subco

3.8 Business and Affairs of 759795 Alberta Ltd.

3.9 No Material Adverse Change

3.10 No Undisclosed Material Liabilities

3.11 Officer Obligations

3.12 Brokerage Fees

3.13 Financial Statements

3.14 Subsidiaries

3.15 Compliance with Law

3.16 Material Agreements

3.17 Employment Agreements

3.18 Employee Benefit Plans

3.19 Engineering Report

3.20 Books and Records

3.21 Reporting Issuer Status

3.22 Public Disclosure

3.23 Disclosure to Big Horn

3.24 Litigation, etc.

3.25 Environmental

3.26 Tax Matters

3.27 Debt and Working Capital

3.28 Matters Pertaining to EuroGas Agreement

Article 4 Representations and warranties of Big Horn

4.1 Organization and Qualification

4.2 Authority Relative to this Agreement

4.3 No Violations

4.5 Capitalization

4.6 Capitalization of Big Horn Subsidiaries

4.7 Business and Affairs of Big Horn Subsidiaries

4.8 No Material Adverse Change

4.9 No Undisclosed Material Liabilities

4.10 Officer Obligations

4.11 Brokerage Fees

4.12 Financial Statements

4.13 Subsidiaries

4.14 Compliance with Law

4.15 Material Agreements

4.16 Employment Agreements

4.17 Employee Benefit Plans

4.18 Engineering Report

4.19 Books and Records

4.20 Reporting Issuer Status

4.21 Public Disclosure

4.22 Disclosure to Big Horn

4.23 Litigation, etc.

4.24 Environmental

4.25 Tax Matters

4.26 Debt and Working Capital

Article 5 Condust of Business

5.1 Conduct of Business

5.2 Integration of Operations

Article 6 Covenants of BIG HORN

6.1 Interim Order

6.2 Big Horn Meeting

6.3 Amendments

6.4 Final Order

6.5 Articles of Arrangement

6.6 Copy of Documents

6.7 Insurance

6.8 Certain Actions

6.9 No Compromise

6.10 Contractual Obligations

6.11 Satisfaction of Conditions

6.12 Refrain from Certain Actions

6.13 Co-operation

6.14 Closing Documents

6.15 Non-Solicitation

6.16 Idem

Article 7 Covenants of Westlinks and Subco

7.1 Proceedings

7.2 Proxy Circular

7.3 Performance

7.4 Copy of Documents

7.5 Insurance

7.6 Certain Actions

7.7 No Compromise

7.8 Contractual Obligations

7.9 Satisfaction of Conditions

7.10 Refrain from Certain Actions

7.11 Indemnity of Directors

7.12 Westlinks' Board of Directors

7.13 Co-operation

7.14 Closing Documents

7.15 Non-Solicitation - Westlinks

Article 8 Mutual Covanents

8.1 Management and Employees

Article 9 Conditions

9.1 Mutual Conditions

9.2 Big Horn Conditions

9.3 Westlinks and Subco Conditions

9.4 Notice and Cure Provisions

9.5 Merger of Conditions

Article 10 Amendment and Termination

10.1 Amendment

10.2 Mutual Understanding Regarding Amendments

10.3 Termination

10.4 Effect of Termination

Article 11 General

11.1 Notices

11.2 Remedies

11.3 Expenses

11.4 Time of the Essence

11.5 Entire Agreement

11.6 Further Assurances

11.7 Governing Law

11.8 Execution in Counterparts

11.9 Waiver

11.10 Enurement and Assignment

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 16th day of May, 2001

A M O N G:

WESTLINKS RESOURCES LTD.,

a corporation existing under the Business Corporations Act (Alberta);

("Westlinks")

- and -

3779041 CANADA LTD.,

a corporation existing under the Canada Business Corporations Act,

("Subco")

- and -

BIG HORN RESOURCES LTD.,

a corporation existing under the Canada Business Corporations Act,

("Big Horn")

WITNESSES THAT:

WHEREAS Subco is a corporation wholly-owned by Westlinks which was incorporated for the purpose of completing the transaction contemplated by this Agreement;

AND WHEREAS Big Horn, Westlinks and Subco propose to effect a business combination to combine the business and assets of Big Horn with those of Westlinks and pursuant to which Subco and Big Horn will amalgamate under the provisions of the Canada Business Corporations Act;

AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Canada Business Corporations Act;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

Article 1
Definitions, Interpretation and Schedule

1.1 Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meaning ascribed to such capitalized word or term below:

(a) "Acquisition Proposal" means any inquiry or proposal (other than an inquiry or proposal made with respect to the Arrangement) regarding (i) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (ii) any sale, lease, exchange, transfer or other disposition of assets of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries other than in the ordinary course of business thereof and consented to by the other party hereto, (iii) any tender offer, take-over bid, exchange offer or similar transaction by any person involving the acquisition of securities of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, (iv) any recapitalization, reorganization, liquidation, material sale or issue of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries, or (v) any other similar transaction or series of related transactions which would or could constitute a de facto change in control of Westlinks or Big Horn, as the case may be, or any of their respective subsidiaries or which would or could hinder the consummation of the transactions contemplated by, or otherwise defeat the purpose of, this Agreement;

(b) "affiliate" has the meaning set forth in the CBCA;

(c) "Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this arrangement agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

(d) "Amalgamating Corporations" means Big Horn and Subco collectively;

(e) "Arrangement" means the arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith or at the direction of the Court in the Final Order;

(f) "Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the CBCA to be filed by the Director after the Final Order is made;

(g) "Big Horn" means Big Horn Resources Ltd., a corporation amalgamated under the CBCA;

(h) "Big Horn Common Shares" means the common voting shares which Big Horn is authorized to issue as constituted on the date hereof;

(i) "Big Horn Governing Documents" means the Articles of Amalgamation of Big Horn, as amended to the date hereof and the By-laws of Big Horn;

(j) "Big Horn Meeting" means the special meeting, including any adjournments or postponements thereof, of the Big Horn Shareholders to be held, among other things, to consider, and if deemed advisable, to approve the Arrangement;

(k) "Big Horn Officer Obligations" means obligations or liabilities of Big Horn to pay any amount to its officers, directors or employees, other than for salary, bonuses under existing bonus arrangements and directors' fees payable in the ordinary course of the business of Big Horn, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Big Horn to officers or employees (i) for severance or termination payments on or in connection with the change of control of Big Horn pursuant to any executive employment agreements in the case of officers and pursuant to Big Horn's severance policy in the case of employees; or (ii) retention bonus payments pursuant to any retention bonus program;

(l) "Big Horn Options" means the options to purchase Big Horn Common Shares outstanding under the Big Horn Share Option Plan;

(m) "Big Horn Share Option Plan" means the stock option plan adopted by Big Horn, as amended;

(n) "Big Horn Shareholders" means the holders of Big Horn Common Shares at the applicable time;

(o) "Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(p) "Canadian GAAP" means generally accepted accounting principles in Canada;

(q) "CBCA" means the Canada Business Corporations Act;

(r) "CDNX" means The Canadian Venture Exchange Inc.;

(s) "Certificate" means the certificate giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to subsection 192(7) of the CBCA;

(t) "Confidentiality Agreement" means the confidentiality agreement dated April 12, 2001 between Westlinks and Big Horn;

(u) "Court" means the Court of Queen's Bench of Alberta;

(v) "Director" means the Director appointed pursuant to section 260 of the CBCA;

(w) "Disclosed Information" means all written and verbal information of either Westlinks or Big Horn disclosed pursuant to the Confidentiality Agreement;

(x) "Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(y) "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

(z) "EuroGas" means Eurogas, Inc.;

(aa) "EuroGas Agreement" means the letter agreement dated effective April 23, 2001, as amended, whereby Westlinks agreed to purchase an aggregate of 10,401,500 Big Horn Common Shares from EuroGas;

(bb) "Final Order" means the order of the Court, as such order may be amended at any time prior to the Effective Date, pursuant to subsection 192(4) of the CBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(cc) "Governing Documents" means either the Big Horn Governing Documents, the Westlinks Governing Documents or the Subco Governing Documents, as the case may be;

(dd) "Governmental Entity" means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(ee) "in writing" means written information including documents, files, records, books and other materials made available, delivered or produced to a party hereto by or on behalf of another party hereto in the course of the former's due diligence review of the latter;

(ff) "Interim Order" means the interim order of the Court, as such order may be amended, pursuant to subsection 192(4) of the CBCA made in connection with the Arrangement;

(gg) "Law" means any law, by-law, rule, regulation, order, ordinance, protocol, code, guideline, policy, notice, direction and judgement or other requirement of any Governmental Entity;

(hh)  "Letter Agreement" means the letter agreement dated April 24, 2001 between Big Horn and Westlinks;

(ii) "Material Adverse Change" means, in respect of either Big Horn or Westlinks, as the case may be, any change in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, leases, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of such party or any subsidiary, which is materially adverse to the business of such party and its subsidiaries (considered as a whole), other than a change (i) that arises out of the usual and ordinary course of business; (ii) that arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by a party to the other; (iii) that results from conditions affecting the oil and gas industry generally; (iv) that results from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) that results from the drilling, completion or testing of any well where such activities establish that the well or prospect is not commercially viable or is less capable than anticipated by such party;

(jj)  "Material Adverse Effect", in relation to any event or change, means an effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, or business of Big Horn or Westlinks, as the case may be, and their respective subsidiaries (considered as a whole); provided that a Material Adverse Effect shall not include an adverse effect resulting from a change (i) that arises out of the usual and ordinary course of business; (ii) that arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by a party to the other; (iii) that results from conditions affecting the oil and gas industry generally; (iv) that results from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (v) that results from the drilling, completion or testing of any well where such activities establish that the well or prospect is not commercially viable or is less capable than anticipated by either Big Horn or Westlinks, as the case may be;

(kk)  "NASDAQ" means the Nasdaq Stock Market;

(ll) "Officer Obligations" means either the Big Horn Officer Obligations or the Westlinks Officer Obligations, as the case may be;

(mm)   "Plan of Arrangement" means a plan of arrangement substantially in the form and content of the plan of arrangement attached as Schedule A hereto and any amendment or variation thereto made in accordance with section 7.1 of the Plan of Arrangement or section 10.1 hereof;

(nn)   "Proxy Circular" means the management information circular to be prepared by Big Horn for the Big Horn Meeting;

(oo) "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes;

(pp)  "Securities Authorities" means the Alberta Securities Commission and other securities regulatory authorities in Canada collectively;

(qq) "Special Shares" has the meaning set out in the Plan of Arrangement;

(rr) "Subco" means 3779041 Canada Ltd., a wholly-owned subsidiary of Westlinks incorporated under the CBCA;

(ss) "Subco Governing Documents" means the Articles of Incorporation of Subco, as amended to the date hereof and the By-laws of Subco;

(tt) "subsidiary" has the meaning set forth in the CBCA;

(uu)  "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal that if consummated in accordance with the terms thereof, would result in a transaction more favourable from a financial point of view to the Big Horn Shareholders than the Arrangement;

(vv) "Taxes" shall mean, with respect to any person, all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, unemployment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing;

(ww)  "TSE" means the Toronto Stock Exchange Inc.;

(xx) "Westlinks" means Westlinks Resources Ltd., a corporation amalgamated under the laws of the Business Corporations Act (Alberta);

(yy) "Westlinks Common Shares" means the common voting shares which Westlinks is authorized to issue as constituted on the date hereof;

(zz) "Westlinks Governing Documents" means the Articles of Amalgamation of Westlinks, as amended to the date hereof and the By-laws of Westlinks;

(aaa)  "Westlinks Officer Obligations" means obligations or liabilities of Westlinks to pay any amount to its officers, directors or employees, other than for salary, bonuses under existing bonus arrangements and directors' fees payable in the ordinary course of the business of Westlinks, in each case in amounts consistent with historic practices and obligations or liabilities in respect of insurance or indemnification contemplated by this Agreement or arising in the ordinary and usual course of business and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Westlinks with respect to any severance or termination payments which Westlinks is or may become liable to make to its officers, employees or contractors after the date of this Agreement;

(bbb)  "Westlinks Options" means the options to purchase Westlinks Common Shares outstanding under the Westlinks Share Option Plan; and

(ccc)  "Westlinks Preferred Shares" has the meaning set out in the Plan of Arrangement;

In addition, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Agreement and the schedule attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3 Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing a person or persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4 Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute, regulation or rule in force from time to time and any statute or regulation that supplements or supersedes such statute, regulation or rule.

1.6 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

1.7 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which approximates as much as possible the invalid or unenforceable provision which it replaces.

1.8 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP.

1.9 Knowledge

Where the phrase "to the best of the knowledge" is used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the collective knowledge of the management of the party making the representation and warranty after having conducted an actual investigation as to the subject matter relating thereto, with the level of such investigation in each case being that of a reasonably prudent person investigating a material consideration in the context of a material transaction, and the use of such phrase herein shall constitute a representation and warranty by the party making the representation and warranty in each case that such investigation has been actually made.

1.10 Schedule

The following schedule is attached to, and is deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Plan of Arrangement
B	Westlinks Options
C	Big Horn Options
D	Big Horn Officer Obligations

Article 2
The Arrangement

2.1 Arrangement

The Amalgamating Corporations agree to amalgamate by way of arrangement pursuant to section 192 of the CBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement and Westlinks hereby covenants and agrees to issue the Westlinks Common Shares and Westlinks Preferred Shares required to be issued in connection with the Arrangement and to cause Subco to issue the Special Shares required to be issued in connection with the Arrangement.

2.2 Effective Date

The Arrangement shall become effective at the Effective Time on the Effective Date and at such time the Amalgamating Corporations shall amalgamate and continue as one corporation on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.3 Consultation

Westlinks and Big Horn agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the Arrangement or making any filing with any federal, provincial or state governmental or regulatory agency or with any stock exchange with respect thereto. Each of Westlinks and Big Horn shall use its commercially reasonable efforts to enable the other of them to review and comment on all such press releases and filings prior to the release thereof. Westlinks and Big Horn agree to issue a press release with respect to this Agreement as soon as practicable after the execution thereof, in a form acceptable to each of them.

2.4 Court Proceedings

As soon as is reasonably practicable after the execution of this Agreement, Big Horn and Subco shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and, in connection with such application, Big Horn and Subco shall:

(a) file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall provide for, among other things, the calling and holding of the Big Horn Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b) subject to obtaining the approvals contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all actions and steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order.

The notice of motion for the application referred to in this section shall be satisfactory to each of Big Horn and Subco, acting reasonably, and shall request that the Interim Order provide, among other things:

(a) for the persons to whom notice is to be provided in respect of the Arrangement and the Big Horn Meeting and for the manner in which such notice is to be provided; and

(b) that the requisite approval of the Big Horn Shareholders for the Arrangement shall be two-thirds of the votes cast thereon by Big Horn Shareholders present in person or represented by proxy at the Big Horn Meeting and one-half of the votes cast thereon by Big Horn Shareholders present in person or represented by proxy at the Big Horn Meeting other than Westlinks.

2.4 Pre-closing

Unless this Agreement is terminated pursuant to the provisions hereof, Westlinks, Subco and Big Horn shall meet at the offices of Donahue Ernst & Young LLP, Suite 1000, 440 – 2nd Avenue S.W., Calgary, Alberta at 9:00 a.m. on July 4, 2001 or at such other time or on such other date at they may mutually agree upon and each of them shall then deliver to the other of them:

(a) the documents required to be delivered by such party hereunder to complete the transaction contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the Arrangement becoming effective; and

(b) written confirmation as to the satisfaction or waiver of all of the conditions in favour of such party contained in this Agreement.

2.5 Articles of Arrangement

Subject to the rights of termination contained in Article 10 hereof, upon the Big Horn Shareholders approving the Arrangement in accordance with the Interim Order, the Amalgamating Corporations obtaining the Final Order and the other conditions contained in Article 9 hereof being complied with or waived, the Amalgamating Corporations shall jointly file articles of arrangement, in duplicate, with the Director together with such other documents as may be required in order to effect the Arrangement.

Article 3
REPRESENTATIONS AND WARRANTIES OF WESTLINKS and subco

Westlinks and Subco hereby represent and warrant jointly and severally to Big Horn as follows and acknowledge that Big Horn is relying upon such representations and warranties in connection with the entering into of this Agreement and performance of its obligations hereunder.

3.1 Organization and Qualification

Each of Westlinks and Subco is a corporation duly incorporated or amalgamated, as the case may be, and organized and validly existing under the laws of their respective jurisdictions of incorporation and has the requisite corporate power and authority to carry on their respective business as it is now being conducted.

3.2 Authority Relative to this Agreement

Westlinks and Subco each have the requisite corporate authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation by Westlinks and Subco of the transactions contemplated hereby have been duly authorized by the board of directors of each of Westlinks and Subco and no other corporate proceedings on the part of Westlinks or Subco are or will be necessary to authorize this Agreement and the completion of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Westlinks and Subco and constitutes a legal, valid and binding obligation of each of Westlinks and Subco enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to the general principles of equity.

3.3 No Violations

(a) The execution and delivery of and the performance of and compliance with the terms of this Agreement and the performance of any of the transactions contemplated hereby by Westlinks and Subco does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any term or provision of the Westlinks Governing Documents or the Subco Governing Documents, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which Westlinks or Subco is a party or by which Westlinks or Subco is bound, or any law, judgement, decree, order, statute, rule or regulation applicable to Westlinks or Subco, which default or breach might reasonably be expected to have a Material Adverse Effect on Westlinks or Subco or the ability of Westlinks or Subco to complete the transactions contemplated hereby.

(b) There is no legal impediment to Westlinks' or Subco's consummation of the transactions contemplated by this Agreement and no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required by Westlinks or Subco in connection with the transactions contemplated hereby, except for (i) filings with and approvals required by Securities Authorities and stock exchanges, (ii) any other consent, waiver, permit, order or approval referred to in section 9.1 hereof and (iii) such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Westlinks or Subco to consummate the transactions contemplated hereby.

3.4 Knowledge

As of the date hereof, neither Westlinks nor Subco has actual knowledge of any misrepresentation, breach or non-performance by Big Horn of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Westlinks or Subco should the Arrangement be completed.

3.5 Capitalization of Westlinks

As of the date hereof, the authorized share capital of Westlinks consists of an unlimited number of Westlinks Common Shares and an unlimited number of preferred shares issuable in one or more series. As of the date hereof, 5,673,639 Westlinks Common Shares are issued and outstanding, and no preferred shares are issued and outstanding. As of the date hereof, Westlinks Options to acquire an aggregate of 565,000 Westlinks Common Shares have been granted, details of which, including the number of such options and the exercise price thereof, are set forth in Schedule B hereto. In addition, as of the date hereof, common share purchase warrants entitling the holders thereof to acquire an aggregate of 1,135,000 Westlinks Common Shares have been issued, each having an exercise price of U.S. $4.50 per share and common share purchase warrants entitling the holders thereof to acquire an aggregate of 100,000 Westlinks Common Shares have been issued, each having an exercise price of U.S. $5.40 per share. Other than pursuant to this Agreement and except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Westlinks of any shares of Westlinks or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire Westlinks Common Shares, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Westlinks. All outstanding Westlinks Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Westlinks Common Shares issuable upon exercise of outstanding convertible securities of Westlinks in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

3.6 Capitalization of Subco

As of the date hereof, the authorized share capital of Subco consists of an unlimited number of common shares. As of the date hereof, 1 common share is issued and outstanding and is registered in the name of and beneficially owned by Westlinks. Other than pursuant to this Agreement, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Subco of any shares of Subco or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares of Subco, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Subco. All outstanding shares of Subco have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

3.7 Business and Affairs of Subco

Subco has been formed for the sole purpose of implementing the Arrangement and other than $1.00 cash has no assets or liabilities whether absolute or contingent, direct or indirect and carries on no business.

3.8 Business and Affairs of 759795 Alberta Ltd.

759795 Alberta Ltd. has no assets or liabilities whatsoever (other than its initial stated capital), whether absolute or contingent, direct or indirect or carries on any business.

3.9 No Material Adverse Change

Since September 30, 2000, there has not been any Material Adverse Change affecting Westlinks.

3.10 No Undisclosed Material Liabilities

Except (a) as disclosed or reflected in the audited financial statements of Westlinks as at and for the period ended December 31, 1999 or in the unaudited financial statements of Westlinks as at and for the period ended September 30, 2000 or as set forth or included in the Disclosed Information, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Westlinks has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by Canadian generally accepted accounting principles to be reflected on a balance sheet of Westlinks) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

3.11 Officer Obligations

The Westlinks Officer Obligations do not and will not exceed an aggregate of $818,817.

3.12 Brokerage Fees

Westlinks has not retained nor will it retain, without Big Horn's written consent not to be unreasonably withheld, any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated except that Spencer Edwards, Inc. has been retained by the Board of Directors of Westlinks to provide a comfort letter relating to the Arrangement for a fee of U.S. $25,000.

3.13 Financial Statements

Westlinks' audited financial statements as at and for the period ended December 31, 1999 have been prepared in accordance with Canadian generally accepted accounting principles and to the best knowledge of Westlinks, its unaudited financial statements as at and for the period ended September 30, 2000, have been prepared in accordance with Canadian generally accepted accounting principles (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Westlinks' independent auditors or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present the financial position, results of operations and changes in financial position of Westlinks as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to year-end audit adjustments).

3.14 Subsidiaries

Except for Subco and 759795 Alberta Ltd., Westlinks has no direct or indirect, wholly-owned or partially-owned subsidiaries.

3.15 Compliance with Law

Westlinks has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, give rise to a Material Adverse Effect or materially affect the ability of Westlinks to perform its material obligations hereunder.

3.16 Material Agreements

There are no agreements, permits, licenses, approvals, certificates or other rights or authorizations material to the conduct of Westlinks' business except as set forth or referred to in the Disclosed Information, and all such agreements, permits, licences, approvals, certificates and other rights and authorizations are valid and subsisting and Westlinks is not in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations.

3.17 Employment Agreements

Except as set forth or included in the Disclosed Information, Westlinks is not a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty (30) days or any written agreement that provides for a payment by Westlinks on a change of control of Westlinks or severance of employment and Westlinks agrees not to amend the terms and conditions of any of the foregoing agreements that were set forth or included in the Disclosed Information.

3.18 Employee Benefit Plans

Westlinks does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than existing health, dental, vision and short and long term disability plans of general application.

3.19 Engineering Report

Westlinks has provided to Sproule Associates Limited ("Sproule"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Westlinks to permit Sproule to complete the evaluation report dated January 1, 2001 and, in particular, all material information respecting Westlinks' interests in its principal oil and gas assets identified in such evaluation report and the royalty burdens and net profits interest burdens thereon and Westlinks is not aware of any information not provided to Sproule that would have a material adverse impact on the evaluation report, taken as a whole.

3.20 Books and Records

The corporate records and minute books of Westlinks have been maintained in accordance with all applicable statutory requirements and are complete and up to date in all material respects.

3.21 Reporting Issuer Status

Westlinks is a "reporting issuer" or the equivalent under securities laws of the Provinces of Alberta and British Columbia and is registered with the Securities and Exchange Commission in the United States of America under the Securities Exchange Act of 1934 and the Westlinks Common Shares are listed and trade on the CDNX and are quoted on the Nasdaq.

3.22 Public Disclosure

To the best knowledge of Westlinks, all documents or information sent by or on behalf of Westlinks to holders of Westlinks Common Shares or otherwise filed with regulatory authorities in Canada or the United States did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.23 Disclosure to Big Horn

Except as disclosed to Big Horn and to the best knowledge of Westlinks the data and information in respect of Westlinks and its business and operations provided by Westlinks to Big Horn was and is accurate and correct in all material respects as of the respective dates thereof and Westlinks has not omitted to provide to Big Horn any material information necessary in order for any information provided by Westlinks to Big Horn not to be misleading in any material way.

3.24 Litigation, etc.

Except as set forth or included in the Disclosed Information, there are no actions, suits or proceedings pending, or to the knowledge of Westlinks, threatened against Westlinks or any of its subsidiaries before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves the possibility of any judgement against Westlinks or any of its subsidiaries.

3.25 Environmental

Except as set forth or included in the Disclosed Information:

(a) Westlinks is not aware of, and has not received:

(i) any order or directive that relates to environmental matters and that requires any material work, repairs, construction or capital expenditures; or

(ii) any demand or notice with respect to the material breach of any environmental, health or safety laws applicable to Westlinks or any of its subsidiaries, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

(b) Westlinks has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when such equipment is no longer being used and restore and reclaim the surface sites thereof.

(c) All material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary to be held by Westlinks for the ownership, operation, development, maintenance, or use of any of the assets of Westlinks have been obtained and maintained in effect.

(d) Westlinks, its assets and the ownership, operation, development, maintenance and use of its assets are in material compliance with all environmental laws and with all material terms and conditions of all Environmental Permits.

3.26 Tax Matters

(a) All Returns required to be filed by or on behalf of Westlinks or any of its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Westlinks or any of its subsidiaries with respect to items or periods covered by such Returns.

(b) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Westlinks has been furnished by Westlinks true and complete copies of (i) the relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Westlinks or on behalf of Westlinks relating to Taxes and, (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Westlinks.

(c) No material deficiencies exist or have been asserted with respect to Taxes of Westlinks. Westlinks is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Westlinks or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Westlinks or any of its subsidiaries. Except as disclosed in the Disclosed Information, the Returns of Westlinks have not been audited by a government or taxing authority since Westlinks' incorporation, nor is any such audit in process, pending or, to the knowledge of Westlinks, threatened.

3.27 Debt and Working Capital

As at March 31, 2001, Westlinks' consolidated debt (other than trade debt) was $6,431,000 and its working capital deficit (calculated as current assets minus current liabilities, both determined in accordance with Canadian generally accepted accounting principles) was $1,213,000.

3.28 Matters Pertaining to EuroGas Agreement

(a) To the best of Westlinks knowledge, at the time it entered into the EuroGas Agreement:

(i) EuroGas, Inc. ("EuroGas") had full knowledge of and access to information concerning Big Horn and its securities; and

(ii) all factors peculiar to EuroGas, including non-financial factors, that were considered relevant by EuroGas in assessing the consideration paid by Westlinks under the EuroGas Agreement did not have the effect of reducing the price for the Big Horn Common Shares that would otherwise have been considered acceptable by EuroGas.

(b) At the time Westlinks entered into the EuroGas Agreement, Westlinks did not know, and to the best knowledge of Westlinks, EuroGas did not know any material non-public information of or relating to Big Horn or the Big Horn Common Shares that was not disclosed generally and if disclosed, could have reasonably been expected to increase the agreed consideration for the Big Horn Common Shares.

(c) Westlinks has no knowledge of any material non-public information of or relating to Big Horn or the Big Horn Common Shares since the date of the EuroGas Agreement that has not been disclosed generally and could reasonably been expected to increase the value of the Big Horn Common Shares.

Article 4
REPRESENTATIONS AND WARRANTIES OF BIG HORN

Big Horn hereby represents and warrants (and, as applicable, covenants) to Westlinks and Subco as follows and acknowledges that Westlinks and Subco are relying upon such representations and warranties in connection with the entering into of this Agreement.

4.1 Organization and Qualification

Big Horn is a corporation duly amalgamated and organized and validly subsisting under the laws of Canada and has the requisite corporate power and capacity to carry on its business as it is now being conducted. Big Horn is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect.

4.2 Authority Relative to this Agreement

Subject to receipt of the approval of the Big Horn Shareholders to the Arrangement, Big Horn has the requisite corporate power and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Big Horn's board of directors, and no other corporate proceedings on the part of Big Horn are necessary to authorize the performance of its obligations under this Agreement (except for obtaining shareholder approval in respect of the Arrangement) and the completion of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Big Horn and constitutes a legal, valid and binding obligation of Big Horn enforceable against Big Horn in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to the general principles of equity.

4.3 No Violations

(a) The execution and delivery of and the performance of and compliance with the terms of this Agreement and the performance of any of the transactions contemplated hereby by Big Horn does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under any term or provision of the Big Horn Governing Documents, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which Big Horn is a party or by which Big Horn is bound, or any law, judgement, decree, order, statute, rule or regulation applicable to Big Horn, which default or breach might reasonably be expected to have a Material Adverse Effect on Big Horn or the ability of Big Horn to complete the transactions contemplated hereby.

(b) There is no legal impediment to Big Horn's consummation of the transactions contemplated by this Agreement and no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is required by Big Horn in connection with the transactions contemplated hereby, except for (i) consents or approvals required by the Interim Order or the Final Order, (ii) filings with the Director under the CBCA and filings with and approvals required by Securities Authorities and stock exchanges, (iii) any other consent, waiver, permit, order or approval referred to in section 9.1 hereof and (iv) such filings or registrations which, if not made, or such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Big Horn to consummate the transactions contemplated hereby.

4.4 Knowledge

As of the date hereof, Big Horn does not have actual knowledge of any misrepresentation, breach or non-performance by Westlinks nor Subco of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Big Horn should the Arrangement be completed.

4.5 Capitalization

As of the date hereof, the authorized share capital of Big Horn consists of an unlimited number of Big Horn Common Shares. As of the date hereof, 28,122,191 Big Horn Common Shares are issued and outstanding. As of the date hereof, Big Horn Options to acquire an aggregate of 2,419,500 Big Horn Common Shares have been granted, details of which, including the number of such Big Horn Options and the exercise price thereof, are set forth in Schedule C hereto. Except as set forth above, there are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by Big Horn of any shares of Big Horn or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire Big Horn Common Shares, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Big Horn. All outstanding Big Horn Common Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights and all Big Horn Common Shares issuable upon exercise of outstanding Big Horn Options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

4.6 Capitalization of Big Horn Subsidiaries

The authorized share capital of 800548 Alberta Inc. consists of an unlimited number of Class "A" Common shares and an unlimited number of Class "B" Common shares. As of the date hereof, 2,320,000 Class "A" Common shares of 800548 Alberta Inc. are issued and outstanding and all such shares are registered in the name of and beneficially owned by Big Horn. The authorized share capital of 800550 Alberta Inc. consists of an unlimited number of Class "A" common shares and an unlimited number of Class "B" Common Shares. As of the date hereof, 4,630,000 Class "A" Common shares of 800550 Alberta Inc. are issued and outstanding and all such shares are registered in the name of and beneficially owned by Big Horn. There are no options, warrants or other rights, agreements or commitments of any character whatsoever (contingent or otherwise) requiring the issuance, sale or transfer by either 800548 Alberta Inc. or 800550 Alberta Inc. of any of their respective shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares of either 800548 Alberta Inc. or 800550 Alberta Inc., nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of either 800548 Alberta Inc. or 800550 Alberta Inc., as the case may be. All outstanding shares of each of either 800548 Alberta Inc. and 800550 Alberta Inc. have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

4.7 Business and Affairs of Big Horn Subsidiaries

Neither 800548 Alberta Inc. nor 800550 Alberta Inc. has any assets or liabilities whatsoever, whether absolute or contingent, direct or indirect or carries on any business.

4.8 No Material Adverse Change

Since December 31, 2000, there has not been any Material Adverse Change affecting Big Horn.

4.9 No Undisclosed Material Liabilities

Except (a) as disclosed or reflected in the audited financial statements of Big Horn as at and for the period ended December 31, 2000 or as set forth or included in the Disclosed Information, and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice or (ii) pursuant to the terms of this Agreement, Big Horn has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by Canadian generally accepted accounting principles to be reflected on a balance sheet of Big Horn) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

4.10 Officer Obligations

The Big Horn Officer Obligations do not exceed an aggregate of $625,000.

4.11 Brokerage Fees

Big Horn has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that First Merchants Corporation has been retained by Big Horn in connection with certain matters not related to the transactions contemplated hereby.

4.12 Financial Statements

Big Horn's audited consolidated financial statements as at and for the period ended December 31, 2000 have been prepared in accordance with Canadian generally accepted accounting principles (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Big Horn's independent auditors and fairly present the financial position, results of operations and changes in financial position of Big Horn as of the date thereof and for the period indicated therein.

4.13 Subsidiaries

Except for 800548 Alberta Ltd. and 800550 Alberta Ltd., Big Horn has no direct or indirect, wholly-owned or partially-owned subsidiaries.

4.14 Compliance with Law

Big Horn has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, give rise to a Material Adverse Effect or materially affect the ability of Big Horn to perform its material obligations hereunder.

4.15 Material Agreements

There are no agreements, permits, licenses, approvals, certificates or other rights or authorizations material to the conduct of Big Horn's business except as set forth or referred to in the Disclosed Information, and all such agreements, permits, licences, approvals, certificates and other rights and authorizations are valid and subsisting and Big Horn is not in material default under any such agreements, permits, licences, approvals, certificates and other rights and authorizations.

4.16 Employment Agreements

Except as set forth or included in the Disclosed Information, Big Horn is not a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than thirty (30) days or any written agreement that provides for a payment by Big Horn on a change of control of Big Horn or severance of employment and Big Horn agrees not to amend the terms and conditions of any of the foregoing agreements that were set forth or included in the Disclosed Information.

4.17 Employee Benefit Plans

Big Horn does not have any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than existing employee share purchase, health, dental, vision and short and long term disability plans of general application.

4.18 Engineering Report

Big Horn has provided to McDaniel & Associates Consultants Ltd. ("McDaniel"), independent geological and petroleum engineering consultants, all material information concerning land descriptions and well data respecting the principal oil and gas assets of Big Horn to permit McDaniel to complete the evaluation report dated January 1, 2001 and, in particular, all material information respecting Big Horn's interests in its principal oil and gas assets identified in such evaluation report and the royalty burdens and net profits interest burdens thereon and Big Horn is not aware of any information not provided to McDaniel that would have a material adverse impact on the evaluation report, taken as a whole.

4.19 Books and Records

The corporate records and minute books of Big Horn and its subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and up to date in all material respects.

4.20 Reporting Issuer Status

Big Horn is a "reporting issuer" or the equivalent under securities laws of the Provinces of Alberta, British Columbia, Saskatchewan, Manitoba and Ontario and the Big Horn Common Shares are listed and trade on the TSE.

4.21 Public Disclosure

To the best knowledge of Big Horn, all documents or information sent by or on behalf of Big Horn to holders of Big Horn Common Shares or otherwise filed with regulatory authorities in Canada did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.22 Disclosure to Big Horn

Except as disclosed to Westlinks and to the best knowledge of Big Horn the data and information in respect of Big Horn and its subsidiaries and their respective business and operations provided by Big Horn to Westlinks was and is accurate and correct in all material respects as of the respective dates thereof and Big Horn has not omitted to provide to Westlinks any material information necessary in order for any information provided by Big Horn to Westlinks not to be misleading in any material way.

4.23 Litigation, etc.

Except as set forth or included in the Disclosed Information, there are no actions, suits or proceedings pending, or to the knowledge of Big Horn, threatened against Big Horn or any of its subsidiaries before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves the possibility of any judgement against Big Horn or any of its subsidiaries.

4.24 Environmental

Except as set forth or included in the Disclosed Information:

(a) Big Horn is not aware of, and has not received:

(i) any order or directive that relates to environmental matters and that requires any material work, repairs, construction or capital expenditures; or

(ii) any demand or notice with respect to the material breach of any environmental, health or safety laws applicable to Big Horn or any of its subsidiaries, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

(b) Big Horn has not received notice of and is not aware of any material environmental liabilities related to its assets, other than obligations in the ordinary course of business to abandon wells when they have ceased to be productive, remove production equipment when such equipment is no longer being used and restore and reclaim the surface sites thereof.

(c) All material environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations of any kind or nature ("Environmental Permits") necessary to be held by Big Horn for the ownership, operation, development, maintenance, or use of any of the assets of Big Horn have been obtained and maintained in effect.

(d) Big Horn, its assets and the ownership, operation, development, maintenance and use of its assets are in material compliance with all environmental laws and with all material terms and conditions of all Environmental Permits.

4.25 Tax Matters

(a) All Returns required to be filed by or on behalf of Big Horn or any of its subsidiaries have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Big Horn or any of its subsidiaries with respect to items or periods covered by such Returns.

(b) For all periods covered by the filed tax returns disclosed in the Disclosed Information, Westlinks has been furnished by Big Horn true and complete copies of (i) the relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Big Horn or on behalf of Big Horn relating to Taxes and, (ii) all federal, provincial, state, local or foreign income or franchise tax returns for Big Horn.

(c) No material deficiencies exist or have been asserted with respect to Taxes of Big Horn. Big Horn is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against Big Horn or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Big Horn or any of its subsidiaries. Except as disclosed in the Disclosed Information, the Returns of Big Horn have not been audited by a government or taxing authority since Big Horn's incorporation, nor is any such audit in process, pending or, to the knowledge of Big Horn, threatened.

4.26 Debt and Working Capital

As at March 31, 2001, Big Horn's consolidated debt (other than trade debt) was $6,200,000 and its working capital deficit (calculated as current assets minus current liabilities, both determined in accordance with Canadian generally accepted accounting principles) was $509,000.

Article 5
CONDUCT OF BUSINESS

5.1 Conduct of Business

Each of Big Horn and Westlinks covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a) it shall conduct its business only in the usual and ordinary course of business and consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business, assets, employees and advantageous business relationships, provided that each of Big Horn and Westlinks shall be entitled and authorized to comply with all pre-emptive rights, first purchase rights or rights of first refusal that are applicable to any of their respective assets and that become operative by virtue of this Agreement or any of the transactions contemplated by this Agreement;

(b) it shall not: (i) amend its Governing Documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares other than pursuant to the exercise of outstanding stock options or pursuant to other existing obligations to issue shares; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as otherwise permitted by this Agreement or agreed to in writing by the other party hereto;

(c) it shall not create any new Officer Obligations and, except with respect to payment of the existing Officer Obligations (from which it shall make appropriate withholdings as required by applicable tax laws), it shall not grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing agreements, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business, or make any loan to any officer or director;

(d) it shall not, without the prior written consent of the other, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(e) it shall not take any actions which would or might be reasonably expected to materially impede or otherwise frustrate the completion of the Arrangement; and

(f) it shall refrain from taking any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect.

5.2 Integration of Operations

From and after the mailing of the Proxy Circular, each of Big Horn and Westlinks and their respective representatives will be permitted reasonable access to each other's offices and management personnel to permit them to be in a position to expeditiously integrate the business and operations of Big Horn with those of Westlinks immediately upon but not prior to, the Effective Time, provided the activities of either party pursuant to this Section 5.2 do not cause any unreasonable disruptions to the other party's business or operations prior to the Effective Time.

Article 6
Covenants of BIG HORN

6.1 Interim Order

As soon as practicable, Big Horn, together with Subco, shall file, proceed with and diligently prosecute an application to the Court for the Interim Order on terms and conditions acceptable to Westlinks and Subco, acting reasonably.

6.2 Big Horn Meeting

In a timely and expeditious manner, Big Horn shall:

(a) forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Big Horn;

(b) prepare, in consultation with Westlinks and Subco, and file the Proxy Circular in all jurisdictions where the Proxy Circular is required to be filed and mail the Proxy Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the Proxy Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of mailing thereof and containing full, true and plain disclosure of all material facts relating to the Arrangement and Big Horn and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto;

(c) convene the Big Horn Meeting as soon as practicable and in any event by no later than July 31, 2001 as ordered by the Interim Order and will solicit proxies to be voted at the Big Horn Meeting in favour of the Arrangement;

(d) provide notice to Westlinks and Subco of the Big Horn Meeting and allow representatives of each of Westlinks and Subco to attend the Big Horn Meeting unless such attendance is prohibited by the Interim Order;

(e) conduct the Big Horn Meeting in accordance with the Interim Order, the CBCA, the Big Horn Governing Documents and as otherwise required by applicable Laws; and

(f) take all such actions as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

6.3 Amendments

In a timely and expeditious manner, Big Horn shall prepare, in consultation with Westlinks and Subco, and file any mutually agreed (or otherwise required by applicable Laws) amendments or supplements to the Proxy Circular with respect to the Big Horn Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable legal requirements on the date of mailing thereof.

6.4 Final Order

Subject to the approval of the Arrangement at the Big Horn Meeting in accordance with the provisions of the Interim Order, Big Horn shall forthwith file, proceed with and diligently prosecute an application for the Final Order.

6.5 Articles of Arrangement

Big Horn shall forthwith carry out the terms of the Interim Order and the Final Order and, on a Business Day following the receipt of the Final Order and the satisfaction or waiver of the conditions in favour of Big Horn, Westlinks and Subco to be agreed by Westlinks and Big Horn, file the Articles of Arrangement with the Director in order for the Arrangement to become effective.

6.6 Copy of Documents

Except for proxies and other non-substantive communications, Big Horn shall, as soon as reasonably possible, furnish to Westlinks and Subco a copy of each notice, report, schedule or other document or communication delivered, filed or received by Big Horn in connection with the Arrangement, the Interim Order or the Big Horn Meeting or any other meeting at which all Big Horn Shareholders are entitled to attend, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated in this Agreement.

6.7 Insurance

Big Horn shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

6.8 Certain Actions

Big Horn shall:

(a) not take any action that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by Big Horn in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(b) promptly notify Westlinks and Subco of (A) any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of the business or in the conduct of the business of Big Horn, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Big Horn of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Big Horn contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or incorrect in any material respect.

6.9 No Compromise

Big Horn shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Big Horn in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Westlinks and Subco, such consent not to be unreasonably withheld or delayed.

6.10 Contractual Obligations

Except in the ordinary course of business and consistent with past practice, or except as disclosed prior to the date hereof in writing to Westlinks and Subco or as required by applicable Laws, Big Horn shall not modify in any respect any contract, agreement, commitment or arrangement to which Big Horn is a party or by which it is bound.

6.11 Satisfaction of Conditions

Big Horn shall use all commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent to its obligations and the obligations of Westlinks and Subco hereunder set forth in Article 9 hereof to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its commercially reasonable efforts to:

(a) obtain the approval of Big Horn Shareholders to the Arrangement, subject to the proviso set forth in section 6.15 hereof;

(b) obtain all other consents, approvals and authorizations as are required to be obtained by Big Horn under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Big Horn;

(c) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(d) oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(e) fulfil all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Big Horn; and

(f) co-operate with Westlinks and Subco in connection with the performance by each of them of their obligations hereunder.

6.12 Refrain from Certain Actions

Big Horn shall not take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would have a Material Adverse Effect on Big Horn, provided that where Big Horn is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts) as a result of this Agreement, Big Horn shall immediately notify Westlinks and Subco in writing of such circumstances.

6.13 Co-operation

Big Horn shall make, or co-operate as necessary in the making of, all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

6.14 Closing Documents

Big Horn shall execute and deliver, deliver or cause to be delivered at the closing of the transactions contemplated hereby such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

6.15 Non-Solicitation

Subject to section 6.16, Big Horn covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except with the written consent Westlinks or as otherwise expressly permitted or specifically contemplated by this Agreement Big Horn shall:

(a) immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by Big Horn, or its officers, directors, employees, financial advisors, representatives and agents ("Representatives") or others with respect to any proposed Acquisition Proposal;

(b) not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal;

(c) not release any person from any confidentiality or standstill agreement to which Big Horn and such person are parties or amend any such agreement; and

(d) exercise all rights to require the return of information regarding Big Horn previously provided to such persons and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Big Horn.

Notwithstanding the above, Big Horn may:

(a) engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Big Horn, or the Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning Big Horn and its business, properties and assets if, and only to the extent that:

(i) the other person has first made a Superior Proposal and Big Horn's board of directors has concluded in good faith, after considering applicable law and receiving the written advice of its counsel, that such action is required by the Big Horn board of directors to comply with fiduciary duties under applicable law;

(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Big Horn provides immediate notice orally and in writing to Westlinks specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement, and provides Westlinks with a copy of such Superior Proposal and any amendments thereto and confirming in writing the determination of Big Horn's board of directors that the Acquisition Proposal if completed would constitute a Superior Proposal;

(iii) Big Horn provides immediate notice to Westlinks at such time as it or such person or entity terminates any such discussions or negotiations; and

(iv) Big Horn immediately provides or makes available to Westlinks any information provided to any such person or entity whether or not previously made available to Westlinks;

(b) comply with Part 13 of the Securities Act (Alberta) with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Big Horn Shareholders; and

(c) accept, recommend, approve or implement a Superior Proposal from a third person, but only (in the case of this section 6.15(c)) if prior to such acceptance, recommendation, approval or implementation, Big Horn's board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement and the Arrangement which may be offered by Westlinks during the three Business Day notice period set forth below and after receiving the written advice of its counsel, that such action is required by the Big Horn board of directors to comply with fiduciary duties under applicable law.

Big Horn shall give to Westlinks, orally and in writing, at least three Business Days advance notice of any decision by the board of directors of Big Horn to accept, recommend, approve or implement a Superior Proposal, which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition, Big Horn shall and shall cause its financial and legal advisors to negotiate in good faith with Westlinks to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable Big Horn to proceed with the Arrangement as amended rather than the Superior Proposal. In the event Westlinks proposes to amend this Agreement and the Arrangement to provide substantially equivalent or superior value to that provided under the Superior Proposal within the three Business Days time period specified above, then Big Horn shall not enter into any definitive agreement regarding the Superior Proposal.

6.16 Idem

Notwithstanding the above, section 6.15 shall not apply to Big Horn with respect to (a) negotiations involving a possible combination of Big Horn with a royalty trust, and(b) negotiations with any other person regarding a business combination or other transaction to the extent such process or negotiations were commenced prior to the date of this Agreement. Westlinks understands that Big Horn has entered into discussions with certain parties relating to one or more such transactions. Big Horn agrees that, during the term of this Agreement, it shall not enter into any binding agreement with such parties relating to any such transaction except with the prior written consent of Westlinks, not to be unreasonably withheld.

Article 7
COVENANTS OF WESTLINKS AND SUBCO

7.1 Proceedings

In a timely and expeditious manner, Westlinks and Subco shall take all such steps and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Westlinks and Subco, as applicable.

7.2 Proxy Circular

In a timely and expeditious manner, Westlinks and Subco shall provide to Big Horn all information as may be reasonably requested by Big Horn or as required by the Interim Order or applicable Laws with respect to Westlinks and Subco and their respective businesses and properties for inclusion in the Proxy Circular or in any amendments or supplements to the Proxy Circular complying in all material respects with all applicable Laws on the date of mailing thereof and containing all material facts relating to Westlinks and Subco required to be disclosed in the Proxy Circular and not containing any misrepresentation (as defined under applicable securities laws) with respect thereto.

7.3 Performance

Westlinks shall, as sole shareholder of Subco, vote in favour of the Arrangement and shall take all necessary action to cause Subco to perform all of its obligations hereunder. In addition, Westlinks shall, immediately prior to the Effective Date provide Subco with the necessary funds to enable the successor corporation to Subco to redeem all of the Special Shares issued to Big Horn Shareholders as part of the Arrangement.

7.4 Copy of Documents

Except for non-substantive communications, Westlinks shall, as soon as reasonably possible, furnish to Big Horn a copy of each notice, report, schedule or other document or communication delivered, filed or received by Westlinks or Subco in connection with the Arrangement or the Interim Order, any filings under applicable Laws and any dealings with regulatory agencies in connection with, or in any way affecting, the transactions contemplated in this Agreement.

7.5 Insurance

Westlinks shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

7.6 Certain Actions

Westlinks shall:

(a) not take any action, or permit Subco to take any action, that would interfere with or be inconsistent with the completion of the transactions contemplated hereunder or would render, or that reasonably may be expected to render, any representation or warranty made by Westlinks or Subco in this Agreement untrue in any material respect at any time prior to the Effective Time if then made; and

(b) promptly notify Big Horn of (A) any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, in respect of the business or in the conduct of the business of Westlinks, (B) any material Governmental Entity or third person complaints, investigations or hearings (or communications indicating that the same may be contemplated), (C) any breach by Westlinks or Subco of any covenant or agreement contained in this Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Westlinks or Subco contained in this Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or incorrect in any material respect.

7.7 No Compromise

Westlinks shall not settle or compromise any claim brought by any present, former or purported holder of any securities of Westlinks in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of Big Horn, such consent not to be unreasonably withheld or delayed.

7.8 Contractual Obligations

Except in the ordinary course of business and consistent with past practice, or except as disclosed prior to the date hereof in writing to Big Horn or as required by applicable Laws, Westlinks shall not modify in any respect any contract, agreement, commitment or arrangement to which Westlinks is a party or by which it is bound.

7.9 Satisfaction of Conditions

Westlinks and Subco shall use all commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent to their obligations and the obligations of Big Horn hereunder set forth in Article 9 hereof to the extent the same is within their control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using their commercially reasonable efforts to:

(a) obtain all consents, approvals and authorizations as are required to be obtained by them under any applicable Law or from any Governmental Entity which would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Westlinks or Subco;

(b) effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by them in connection with the transactions contemplated by this Agreement and participate, and appear in any proceedings of, any party hereto before any Governmental Entity;

(c) oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(d) fulfil all conditions and satisfy all provisions of this Agreement and the Plan of Arrangement required to be fulfilled or satisfied by them; and

(e) co-operate with Big Horn in connection with the performance by Big Horn of its obligations hereunder.

7.10 Refrain from Certain Actions

Westlinks shall not, and shall not permit Subco to, take any action, refrain from taking any action (subject to its commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would have a Material Adverse Effect on Westlinks, provided that where either Westlinks or Subco is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts) as a result of this Agreement, they shall immediately notify Big Horn in writing of such circumstances.

7.11 Indemnity of Directors

Westlinks agrees that if it acquires control of Big Horn it shall cause Big Horn to fulfil its obligations pursuant to indemnities provided or available to past and present officers and directors of Big Horn pursuant to the provisions of the Big Horn Governing Documents, applicable corporate legislation and any written indemnity agreements between any of Big Horn and its past and current officers and directors.

7.12 Westlinks' Board of Directors

As soon as practicable following the Effective Time on the Effective Date, Westlinks shall use reasonable commercial efforts to ensure that members of its board of directors resign such that Westlinks' boards of directors may be reconstituted to consist of five (5) persons. Three of such persons shall be nominees of the current board of directors of Westlinks and the remaining two shall be nominees of the current board of directors of Big Horn. Westlinks shall use reasonable commercial efforts to cause the election of the nominees of Big Horn to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

7.13 Co-operation

Westlinks and Subco shall make, or co-operate as necessary in the making of, all other necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws.

7.14 Closing Documents

Westlinks and Subco shall execute and deliver, deliver or cause to be delivered at the closing of the transactions contemplated hereby such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

7.15 Non-Solicitation - Westlinks

Westlinks covenants and agrees that, during the period from the date of this Agreement until the earlier of: (i) the Effective Time; or (ii) the date that this Agreement is terminated, except with the written consent of Big Horn or as otherwise expressly permitted or specifically contemplated by this Agreement Westlinks shall:

(a) immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date hereof by Westlinks, or its officers, directors, employees, financial advisors, representatives and agents ("Representatives") or others with respect to any proposed Acquisition Proposal;

(b) not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Acquisition Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Acquisition Proposal;

(c) not release any person from any confidentiality or standstill agreement to which Westlinks and such person are parties or amend any such agreement; and

(d) exercise all rights to require the return of information regarding Westlinks previously provided to such persons and shall exercise all rights to require the destruction of all materials including or incorporating any information regarding Westlinks.

Notwithstanding the above, Westlinks may:

(a) engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Westlinks, or its Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning Westlinks and its business, properties and assets if, and only to the extent that:

(i) the other person has first made a bona fide written Acquisition Proposal and Westlinks' board of directors has concluded in good faith, after considering applicable law and receiving the written advice of its counsel, that such action is required by the Westlinks board of directors to comply with fiduciary duties under applicable law;

(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Westlinks provides immediate notice orally and in writing to Big Horn specifying that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to an Acquisition Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement, and provides Big Horn with a copy of such Acquisition Proposal and any amendments thereto;

(iii) Westlinks provides immediate notice to Big Horn at such time as it or such person or entity terminates any such discussions or negotiations; and

(iv) Westlinks immediately provides or makes available to Big Horn any information provided to any such person or entity whether or not previously made available to Big Horn;

(b) comply with Part 13 of the Securities Act (Alberta) with regard to a tender or exchange offer, if applicable, and similar rules under applicable Canadian securities laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Westlinks' shareholders; and

(c) accept, recommend, approve or implement an Acquisition Proposal from a third person, but only (in the case of this clause 7.16(c)) if prior to such acceptance, recommendation, approval or implementation, Westlinks' board of directors shall have concluded in good faith, after receiving the written advice of its counsel, that such action is required by the Westlinks board of directors to comply with fiduciary duties under applicable law.

Article 8
MUTUAL COVENANTS

8.1 Management and Employees

The parties acknowledge and agree that following the Effective Time on the Effective Date all of the existing employees and contractors of Big Horn shall continue to work for Big Horn or Westlinks.

With respect to the employees and contractors of Westlinks, Big Horn shall advise Westlinks which employees and contractors, if any, it wishes Westlinks to retain. Except for those employees and/or contractors in respect of which Big Horn so advises, Westlinks shall terminate the employment or contract of all its employees and contractors immediately prior to the Effective Time on the Effective Date on terms satisfactory to Big Horn, acting reasonably.

The parties acknowledge and agree that certain employees of Big Horn are entitled to the benefit of change of control provisions contained in their respective employment agreements with Big Horn as set out in Schedule D hereto. In this regard, Big Horn covenants and agrees that it shall use reasonable commercial efforts to have all such employees agree to waive their entitlement to receive such benefits as a result of the consummation of the Arrangement.

Article 9
CONDITIONS

9.1 Mutual Conditions

The respective obligations of Big Horn, Westlinks and Subco to complete the transactions contemplated hereby are subject to the fulfilment of the following conditions at or before the Effective Time or such other time as is specified below:

(a) the Interim Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties hereto, acting reasonably, on appeal or otherwise;

(b) the Arrangement, with or without amendment, shall have been approved at the Big Horn Meeting by the Big Horn Shareholders in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authorities;

(c) the Final Order shall have been granted in form and substance satisfactory to the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(d) the Articles of Arrangement shall be in form and substance satisfactory to the parties hereto, acting reasonably;

(e) the Effective Date shall be on or before August 7, 2001, subject to any extension available to a party hereto pursuant to section 9.4 hereof;

(f) there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which is materially adverse to Westlinks or Subco;

(g) the CDNX and NASDAQ shall have conditionally approved the listing thereon of the Westlinks Common Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, subject to compliance with the usual requirements of the CDNX and NASDAQ;

(h) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity (other than as contemplated in subsection 9.1(a) hereof) and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement, the failure of which to obtain or the non-expiry of which would be materially adverse to Big Horn, Westlinks or Subco or materially impede the completion of the Arrangement, shall have been obtained or received on terms that are reasonably satisfactory to each party hereto;

(i) without limiting the scope of the foregoing conditions, all regulatory, third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements which either Big Horn or Westlinks shall consider necessary or desirable in connection with the Arrangement shall have been obtained in form satisfactory to them; and

(j) this Agreement shall not have been terminated pursuant to Article 10 hereof.

The foregoing conditions are for the mutual benefit of the parties hereto and may be waived, in whole or in part, by a party hereto in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, a party hereto may rescind and terminate this Agreement by written notice to the other of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by such rescinding party hereto.

9.2 Big Horn Conditions

The obligation of Big Horn to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a) the representations and warranties made by Westlinks and Subco in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Westlinks and Subco in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate thereof certifying such accuracy on the Effective Date;

(b) each employee of Westlinks which Big Horn has indicated that it does not wish to retain pursuant to section 8.1 shall have resigned or been terminated effective as of the Effective Date and shall have executed and delivered a release in form satisfactory to Big Horn, acting reasonably;

(c) the board of directors of Big Horn shall have received a fairness opinion in form and substance reasonably satisfactory to the board of directors of Big Horn;

(d) the directors of each of Westlinks and Subco shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by each of Westlinks and Subco to permit the consummation of the Arrangement; and

(e) each of Westlinks and Subco shall have complied in all material respects with their covenants herein and each of Westlinks and Subco shall have provided to Big Horn an officer's certificate certifying that they have so complied with their covenants herein.

The foregoing conditions are for the benefit of Big Horn and may be waived, in whole or in part, by Big Horn in writing at any time. If any of such conditions shall not be complied with or waived by Big Horn on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, Big Horn may rescind and terminate this Agreement by written notice to Westlinks and Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by Big Horn.

9.3 Westlinks and Subco Conditions

The obligation of Westlinks and Subco to complete the transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Effective Time or such other time as is specified below:

(a) the representations and warranties made by Big Horn in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Big Horn in this Agreement which are not so qualified shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying such accuracy on the Effective Date;

(b) Big Horn shall have complied in all material respects with its covenants herein, and Big Horn shall have provided to each of Westlinks and Subco an officer's certificate certifying that Big Horn has so complied with its covenants herein;

(c) those employees of Big Horn who are entitled to the benefit of any change of control provision in their respective employment contracts shall have waived such entitlement as it relates to the Arrangement;

(d) Big Horn Shareholders holding in the aggregate five (5.0%) per cent or less of the outstanding Big Horn Common Shares shall have exercised the right to dissent contemplated by section 5.1 of the Plan of Arrangement and Westlinks shall have received an officer's certificate dated the day immediately preceding the Effective Date of Big Horn to such effect; and

(e) the directors of Big Horn shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Big Horn to permit the consummation of the Arrangement.

The foregoing conditions are for the benefit of Westlinks and Subco and may be waived, in whole or in part, by Westlinks and Subco in writing at any time. If any of such conditions shall not be complied with or waived by Westlinks and Subco on or before August 7, 2001 or, if earlier, the date required for the performance thereof, then, subject to section 9.4 hereof, Westlinks and Subco may rescind and terminate this Agreement by written notice to Big Horn in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by Westlinks or Subco.

9.4 Notice and Cure Provisions

Each party hereto shall give prompt notice to the others hereto of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a) cause any of the representations or warranties of any other party hereto contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date;

(b) result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by any other party hereto prior to the Effective Date; or

(c) result in the failure to satisfy any of the conditions precedent in its favour contained in sections 9.1, 9.2 or 9.3 hereof, as the case may be.

Subject as herein provided, a party hereto may elect not to complete the transactions contemplated hereby pursuant to the conditions contained in sections 9.1, 9.2 or 9.3 hereof or exercise any termination right arising therefrom; provided, however, that (i) promptly and in any event prior to the sending of the Articles of Arrangement to the Director, the party hereto intending to rely thereon has delivered a written notice to the other parties hereto specifying in reasonable detail the breaches of covenants or representations and warranties or other matters which the party hereto delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or termination right, as the case may be, and (ii) if any such notice is delivered, and a party hereto is proceeding diligently, at its own expense, to cure such matter, if such matter is susceptible to being cured, the party hereto which has delivered such notice may not terminate this Agreement until the later of August 7, 2001 and the expiration of a period of 30 days from date of delivery of such notice. If such notice has been delivered prior to the date of the Big Horn Meeting, the Big Horn Meeting shall be postponed until the expiry of such period.

9.5 Merger of Conditions

The conditions set out in sections 9.1, 9.2 or 9.3 hereof shall be conclusively deemed to have been satisfied, waived or released upon the issue of a certificate in respect of the Articles of Arrangement under the CBCA. Big Horn acknowledges and agrees that it shall have no right to file the Articles of Arrangement unless such conditions have been satisfied, fulfilled or waived.

Article 10
AMENDMENT AND TERMINATION

10.1 Amendment

This Agreement may, at any time and from time to time before or after the holding of the Big Horn Meeting, be amended by mutual written agreement of the parties hereto without, subject to applicable Law, further notice to or authorization on the part of the Big Horn Shareholders, and any such amendment may, without limitation:

(a) change the time for the performance of any of the obligations or acts of any of the parties hereto;

(b) waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of any of the parties hereto; and

(d) waive compliance with or modify any condition herein contained;

provided, however, that notwithstanding the foregoing, the terms of section 3.1 of the Plan of Arrangement shall not be amended without the approval of the Big Horn Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. This Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under sections 9.1, 9.2, 9.3, and Article 10 hereof shall remain unaffected.

10.2 Mutual Understanding Regarding Amendments

In addition to the transactions contemplated hereby or at the request of a party hereto, the parties hereto will continue from and after the date hereof and through and including the Effective Date, to use their respective commercially reasonable efforts to maximize present and future planning opportunities for Big Horn, the Big Horn Shareholders, Westlinks and Subco as and to the extent that the same shall not prejudice any parties hereto or the shareholders thereof. The parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Big Horn on the one hand, and Westlinks and Subco on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Big Horn Shareholders.

10.3 Termination

This Agreement may be terminated at any time prior to the Effective Date:

(a) by mutual written consent of the parties hereto;

(b) as provided in sections 9.1, 9.2 or 9.3 hereof, subject to section 9.4 hereof;

(c) by Westlinks and Subco if the directors of Big Horn shall have withdrawn or modified in a manner adverse to Westlinks and Subco their approval or recommendation of the Arrangement or shall have approved or recommended any Superior Proposal;

(d) by Westlinks and Subco or by Big Horn if the Big Horn Meeting shall have been held and completed and the approval of the Arrangement by Big Horn Shareholders required by subsection 9.1(b) hereof shall not have occurred;

(e) by Big Horn upon any determination by Big Horn, after the conclusion of the process set out in section 6.15 hereof, that an Acquisition Proposal in respect of Big Horn constitutes a Superior Proposal;

(f) by Big Horn, in the event that Westlinks enters into any Acquisition Proposal with any other person;

(g) by Westlinks and Subco or by Big Horn in the event that the Arrangement does not become effective on or before August 7, 2001; and

(h) by either Westlinks or Big Horn, if there has been a breach or non-performance by the other party of any representation, warranty or covenant contained in this Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the party seeking to terminate, provided the breaching or non-performing party has been given notice of and three days to cure any such misrepresentation, breach or non-performance, other than in respect of sections 6.15 and 7.15.

provided that any termination by a party hereto in accordance with this section 10.3 shall be made by such party delivering written notice to the other party or parties hereto prior to the Effective Date specifying in reasonable detail the matter or matters giving rise to such termination right.

10.4 Effect of Termination

In the event of the termination of this Agreement as provided in section 10.3, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Westlinks or Big Horn hereunder except those obligations that have accrued to such date. Nothing herein shall relieve any party from liability for any breach of this Agreement accruing prior to termination.

Article 11
GENERAL

11.1 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party hereto shall be in writing and shall be delivered by hand to the party hereto to which the notice is to be given at the following addresses or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a party hereto by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Calgary time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the parties hereto shall be as follows:

(a) if to Westlinks or Subco:

700, 703 – 6th Avenue S.W.

Calgary, Alberta, T2P 0T9

Attention: John P. McGrain

Facsimile No.: (403) 261-2704

with a copy to:

Macleod Dixon LLP
Barristers & Solicitors
3700, 400 – 3rd Avenue S.W.
Calgary, Alberta T2P 4H2

Attention: Don Tse
Facsimile No.: (403) 264-5973

(b) if to Big Horn:

Big Horn Resources Ltd.
1400, 700 – 4th Avenue S.W.

Calgary, Alberta T2P 3J5

Attention: Reg Greenslade
Facsimile No.: (403) 294-1197

with a copy to:

Donahue Ernst & Young LLP
1000, 440 – 2nd Avenue S.W.
Calgary, Alberta T2P 5E5

Attention: Richard F. McHardy
Facsimile No.: (403) 206-5525

11.2 Remedies

The parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non-breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Big Horn (if either Westlinks or Subco is the breaching party) or Westlinks and Subco (if Big Horn is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

11.3 Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the Meeting and the preparation and mailing of the Proxy Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expenses.

11.4 Time of the Essence

Time shall be of the essence in this Agreement.

11.5 Entire Agreement

This Agreement, together with the agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof including, without limitation, the Letter Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

11.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

11.7 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta. Each party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

11.8 Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.

11.9 Waiver

No waiver or release by any party hereto shall be effective unless in writing and executed by the party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in section 10.1 hereof.

11.10 Enurement and Assignment

This Agreement shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be binding upon the parties hereto and their respective successors. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

WESTLINKS RESOURCES LTD.

JohnP.McGrain

Chairman

3779041 CANADA LTD.

JohnP.McGrain

President

BIG HORN RESOURCES LTD.

ReginaldJ.Greenslade

PresidentandChiefExecutiveOfficer

Schedule A

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

Article One
Definitions and Interpretation

Section One.01 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a) "Amalgamating Corporations" means Big Horn and Subco collectively and "Amalgamating Corporation" means either one of them;

(b) "Amalgamation" means the amalgamation of the Amalgamating Corporations as contemplated by this Plan of Arrangement;

(c) "Arrangement" means the arrangement under the provisions of section 192 of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the provisions hereof or at the direction of the Court in the Final Order;

(d) "Arrangement Agreement" means the arrangement agreement dated as of May 16, 2001, between Westlinks, Subco and Big Horn, as amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

(e) "Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the CBCA to be filed with the Director after the Final Order is made;

(f) "Big Horn" means Big Horn Resources Ltd., a corporation existing under the CBCA;

(g) "Big Horn Common Shares" means the common voting shares which Big Horn is authorized to issue as constituted on the date hereof;

(h) "Big Horn Meeting" means the meeting of the holders of Big Horn Common Shares held, among other things, to consider, and if deemed advisable, to approve the Arrangement;

(i) "Big Horn Option" means an option to acquire a Big Horn Common Share;

(j) "Big Horn Optionholder" means a holder of a Big Horn Option;

(k) "Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

(l) "Cash Election" means the election which may be made by a Former Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Common Shares owned by such Former Big Horn Shareholder for $0.22 cash (represented, prior to the Redemption Date, by a Special Share) and 0.74 of a Westlinks Preferred Share for each Big Horn Common Share;

(m) "CBCA" means the Canada Business Corporations Act;

(n) "Certificate" means the certificate giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to subsection 192(7) of the CBCA;

(o) "Common Shares" means the common shares of the Corporation to be issued to Westlinks at the Effective Time and having the rights, privileges, restrictions and conditions set forth in subsection 4.4(a) hereof;

(p) "Corporation" means the corporation resulting from the Amalgamation;

(q) "Court" means the Court of Queen’s Bench of Alberta;

(r) "Depositary" means Olympia Trust Company, being the depositary appointed by Westlinks for the purpose of, among other things, exchanging certificates representing Big Horn Common Shares for Westlinks Common Shares and Special Shares;

(s) "Director" means the director appointed pursuant to section 260 of the CBCA;

(t) "Dissent Procedures" means the procedures set forth in section 190 of the CBCA required to be taken by a registered holder of Big Horn Common Shares to exercise the right of dissent in respect of such Big Horn Common Shares in connection with the Arrangement;

(u) "Dissenting Shareholders" means the registered holders of Big Horn Common Shares who dissent in respect of the Arrangement in strict compliance with the Dissent Procedures;

(v) "Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

(w) "Effective Time" means 12:01 a.m. (Calgary time) on the Effective Date;

(x) "Election Deadline" means 4:00 p.m. (Calgary time) on the date which is one Business Day prior to the Meeting Date;

(y) "Final Order" means the order of the Court, including any amendment thereto, pursuant to subsection 192(4) of the CBCA approving the Arrangement or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

(z) "Former Big Horn Shareholders" means the holders of Big Horn Common Shares immediately prior to the Effective Time;

(aa) "Interim Order" means the interim order of the Court, including any amendment thereto, pursuant to subsection 192(4) of the CBCA made in connection with the Arrangement;

(bb) "Letter of Transmittal and Election Form" means the letter of transmittal and election form in the form accompanying the Proxy Circular;

(cc) "Meeting Date" means the date of the Big Horn Meeting;

(dd) "Plan of Arrangement" means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and any order of the Court;

(ee) "Proxy Circular" means the management information circular prepared by Big Horn for the Big Horn Meeting;

(ff) "Redemption Date" means the first Business Day following the Effective Date;

(gg) "Redemption Price" means the redemption price of $0.22 payable in respect of each Special Share at the Redemption Time;

(hh) "Redemption Proceeds" means, in respect of a number of Special Shares, the product of that number of Special Shares multiplied by the Redemption Price;

(ii) "Redemption Time" means 10:00 a.m. (Calgary time) on the Redemption Date;

(jj) "Share Election" means the election which may be made by a Former Big Horn Shareholder under the Arrangement to exchange all of the Big Horn Common Shares owned by such Former Big Horn Shareholder for Westlinks Common Shares on the basis specified herein;

(kk) "Special Shares" means the redeemable special shares of the Corporation to be issued to Former Big Horn Shareholders at the Effective Time and to be redeemed by the Corporation at the Redemption Time and having the rights, privileges, restrictions and conditions set forth in subsection 4.4(b) hereof;

(ll) "Subco" means 3779041 Canada Ltd., a wholly-owned subsidiary of Westlinks existing under the CBCA;

(mm) "Westlinks" means Westlinks Resources Ltd., a corporation existing under the Business Corporations Act (Alberta);

(nn) "Westlinks Common Shares" means the common voting shares which Westlinks is authorized to issue as constituted on the date hereof;

(oo) "Westlinks Option" means an option to acquire a Westlinks Common Share; and

(pp) "Westlinks Preferred Shares" means the Series I Preferred Shares to be issued to holders of Big Horn Shares who make the Cash Election and having the rights, privileges, restrictions and conditions set forth in Schedule A hereto.

In addition, words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA unless the context otherwise requires.

Section One.02 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section One.03 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

Section One.04 Date for any Action

If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section One.05 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section One.06 Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Article Two
Arrangement Agreement

Section Two.01 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of, the Arrangement Agreement.

Article Three
Arrangement

Section Three.01 Arrangement

At the Effective Time, the following shall occur without any further act or formality:

(a) the Amalgamating Corporations shall be amalgamated and continue as the Corporation on the terms prescribed in this Plan of Arrangement and:

(i) the property of each Amalgamating Corporation shall become the property of the Corporation;

(ii) the Corporation shall continue to be liable for the obligations of each Amalgamating Corporation;

(iii) an existing cause of action, claim or liability to prosecution is unaffected;

(iv) a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against the Corporation;

(v) a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against the Corporation; and

(vi) the Articles of Amalgamation shall be deemed to be the articles of incorporation of the Corporation and the Certificate shall be deemed to be the certificate of incorporation of the Corporation.

(b) all Big Horn Common Shares, if any, held by Subco shall be cancelled without any repayment of capital in respect thereof;

(c) all Big Horn Common Shares held by a Former Big Horn Shareholder who has made a Cash Election in a Letter of Transmittal and Election Form, provided that such Letter of Transmittal and Election Form has been completed and executed by such Former Big Horn Shareholder in accordance with the provisions thereof and has been received by the Depositary prior to or at the Election Deadline shall be exchanged for Special Shares and Westlinks Preferred Shares on the basis of 1.0 Special Share and, subject to section 3.3 hereof, 0.74 of a Westlinks Preferred Share for each Big Horn Common Share;

(d) all Big Horn Common Shares owned by a Former Big Horn Shareholder

(i) who has made a Share Election in a Letter of Transmittal and Election Form, provided that such Letter of Transmittal and Election Form has been completed and executed by such Former Big Horn Shareholder in accordance with the provisions thereof and has been received by the Depositary prior to or at the Election Deadline;

(ii) who has made an incomplete or invalid election in a Letter of Transmittal and Election Form received by the Depositary prior to or at the Election Deadline, or

(iii) who has not submitted a completed and executed Letter of Transmittal and Election Form such that it is received by the Depositary prior to or at the Election Deadline;

shall be exchanged for Westlinks Common Shares on the basis of 0.1905 of a Westlinks Common Share for each Big Horn Common Share, subject to section 3.3 hereof, provided that in the event that the exchange of Big Horn Common Shares in accordance with this subsection 3.1(d) would result in a Former Big Horn Shareholder receiving less than 100 Westlinks Common Shares then, at the sole option of Westlinks, which option may be exercised in respect of all but not less than all of the Big Horn Common Shares which entitle Former Big Horn Shareholders in accordance with this subsection 3.1(d) to receive, in each case, less than 100 Westlinks Common Shares:

(iv) such Big Horn Common Shares shall be exchanged only for Westlinks Common Shares in accordance with this subsection 3.1(d), or

(v) such Big Horn Common Shares shall be exchanged for Special Shares and Westlinks Preferred Shares on the basis of 1.0 Special Share and, subject to section 3.3 hereof, 0.74 of a Westlinks Preferred Share for each Big Horn Common Share and such Former Big Horn Shareholders shall be deemed to have made a Cash Election;

(e) all Big Horn Options owned by a Big Horn Optionholder shall be exchanged for Westlinks Options on the basis of 0.1905 of a Westlinks Option for each Big Horn Option held, subject to section 3.3 hereof; each whole Westlinks Option shall provide for an exercise price per Westlinks Common Share equal to the exercise price per share of such Big Horn Option immediately prior to the Effective Time divided by 0.1905. The term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Westlinks Options will otherwise be unchanged from those of the Big Horn Options; and

(f) each common share of Subco shall be converted into one Common Share.

Section Three.02 Post-Effective Time Procedures

(a) On or before the Effective Date:

(i) Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Preferred Shares required to be issued to Former Big Horn Shareholders who are entitled to receive Westlinks Preferred Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Big Horn Shareholders for distribution to such Former Big Horn Shareholders in accordance with the provisions of Article 6 hereof;

(ii) Westlinks shall deliver or arrange to be delivered to the Depositary certificates representing the Westlinks Common Shares required to be issued to Former Big Horn Shareholders who are entitled to receive Westlinks Common Shares in exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Big Horn Shareholders for distribution to such Former Big Horn Shareholders in accordance with the provisions of Article 6 hereof;

(iii) Westlinks shall deliver or arrange to be delivered to the Depositary agreements, duly executed by Westlinks, representing the Westlinks Options required to be granted to Big Horn Optionholders who are entitled to receive Westlinks Options in exchange for Big Horn Options in accordance with the provisions of section 3.1 hereof, which agreements shall be held by the Depositary as agent and nominee for such Big Horn Optionholders for distribution to such Big Horn Optionholders in accordance with the provisions of Article 6 hereof;

(iv) the Corporation shall deliver to the Depositary one certificate representing the aggregate number of Special Shares required to be issued to Former Big Horn Shareholders who are entitled to receive Special Shares in partial exchange for their Big Horn Common Shares in accordance with the provisions of section 3.1 hereof, which certificate shall be held by the Depositary as agent and nominee for such Former Big Horn Shareholders until the Redemption Time and, until the Redemption Time, the interests of such Former Big Horn Shareholders in Special Shares shall be represented by entries on the register of the Corporation maintained by the Depositary in respect of the Special Shares; and

(v) the Corporation shall deliver to the Depositary an amount equal to the Redemption Proceeds required to be paid upon the redemption of all of the outstanding Special Shares, which amount shall be held by the Depositary as agent and nominee for the Corporation until the Redemption Time and, thereafter, shall be paid to the former holders of Special Shares in accordance with the provisions of paragraph 3.2(b)(iv) and Article 6 hereof;

The amount deposited with the Depositary in accordance with paragraphs 3.2(a)(v) hereof shall be held in an interest bearing account, and any interest earned thereon or on any portion thereof from the time it has been so deposited until the time it shall be required to be paid by the Depositary to the former holders of Special Shares in accordance with the provisions of Article 6 hereof shall be solely for the account of Corporation. Under no circumstances shall a former holder of Special Shares be entitled to interest accrued in respect of such holder's Redemption Proceeds, regardless of any delay in claiming such Redemption Proceeds or any delay by the Corporation or the Depositary in making such proceeds available.

(b) Subject to the provisions of Article 6 hereof, upon the occurrence of the Redemption Time Former Big Horn Shareholders who are entitled to receive:

(i) Westlinks Common Shares in exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the certificates representing such Westlinks Common Shares;

(ii) Westlinks Preferred Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the certificates representing such Westlinks Preferred Shares;

(iii) Westlinks Options in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive delivery of the agreements evidencing such Westlinks Options; and

(iv) Special Shares in partial exchange for Big Horn Common Shares in accordance with the provisions of section 3.1 hereof shall be entitled to receive the Redemption Proceeds in respect of such Special Shares.

Section Three.03 No Fractional Westlinks Shares

(a) Notwithstanding section 3.1 hereof, no fractional Westlinks Preferred Shares shall be issued to Former Big Horn Shareholders and any fractional number of Westlinks Preferred Share resulting from the exchange of Big Horn Common Shares for Westlinks Preferred Shares shall be rounded up to the next whole number of Westlinks Preferred Shares.

(b) Notwithstanding section 3.1 hereof, no fractional Westlinks Common Shares shall be issued to Former Big Horn Shareholders and any fractional number of Westlinks Common Share resulting from the exchange of Big Horn Common Shares for Westlinks Common Shares shall be rounded up to the next whole number of Westlinks Common Shares.

(c) Notwithstanding section 3.1 hereof, if the conversion of Big Horn Options into Westlinks Options on the basis set forth in section 3.1 hereof results in a Westlinks Option being exercisable for a fraction of a Westlinks Common Share, then the number of Westlinks Common Shares subject to such Westlinks Option shall be rounded up to the next whole number of Westlinks Common Shares.

Article Four
The Corporation

Section Four.01 Name

The name of the Corporation shall be Big Horn Resources Ltd.

Section Four.02 Registered Office

The registered office of the Corporation shall be located in the City of Calgary in the Province of Alberta and the address of the registered office of the Corporation shall be Suite 1000, 440 – 2nd Avenue S.W., Calgary, Alberta, T2P 5E5.

Section Four.03 Authorized Capital

The Corporation shall be authorized to issue:

(a) an unlimited number of common shares (being the "Common Shares"); and

(b) an unlimited number of special shares (being the "Special Shares").

Section Four.04 Share Provisions

(a) The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) Voting. Holders of Common Shares shall be entitled to receive notice of and to attend any meeting of the shareholders of the Corporation and shall be entitled to one vote in respect of each Common Share held at such meeting, except a meeting of holders of a particular class or series of shares other than Common Shares who are entitled to vote separately as a class or series at such meeting.

(ii) Dividends. Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation ranking in priority to or rateably with the Common Shares, holders of Common Shares shall be entitled to receive dividends if, as and when declared by the directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the directors of the Corporation may from time to time determine.

(iii) Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, holders of Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the property or assets of the Corporation upon such a liquidation, dissolution, winding up or other distribution in priority to or rateably with holders of Common Shares, be entitled to receive the remaining property and assets of the Corporation.

(b) The Special Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) Voting. Except as otherwise provided in the CBCA, holders of Special Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

(ii) Dividends. Holders of Special Shares shall not be entitled to receive any dividends thereon.

(iii) Redemption. The Corporation shall, at the Redemption Time, redeem all of the Special Shares then outstanding on payment of the Redemption Price for each Special Share. No notice of redemption or other act or formality on the part of the Corporation shall be required to call the Special Shares for redemption and, upon the later of compliance by the Corporation with paragraph 3.2(a)(v) of the Plan of Arrangement and the Redemption Time, the Special Shares shall be deemed to have been redeemed and cancelled by the Corporation. At or after the Redemption Time, the Depositary shall pay and deliver or cause to be paid and delivered to or to the order of each holder of Special Shares the Redemption Proceeds for such Special Shares, without interest, in accordance with Article 6 of the Plan of Arrangement. Payment of Redemption Proceeds in respect of Special Shares shall be made by cheque payable at par at any branch in Canada of the bankers of the Depositary for the time being and such payment, unless such cheque is dishonoured, shall be a full and complete discharge of the obligation of the Depositary to pay the Redemption Proceeds to the holder of such Special Shares. Upon the Special Shares being deemed to be redeemed and cancelled, the Corporation shall be fully and completely discharged from its obligation to pay the Redemption Proceeds to holders of Special Shares and thereafter the rights of such holders shall be limited to receiving, without interest, from the Depositary their respective Redemption Proceeds deposited by the Corporation with the Depositary and such holders shall not be entitled to exercise any of the rights of holders in respect of such Special Shares except to receive Redemption Proceeds therefor, provided that if payment of the Redemption Proceeds for any Special Shares is not made by or on behalf of the Corporation in accordance with the provisions hereof, then the rights of such holders shall remain unaffected.

(iv) Liquidation. In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the property or assets of the Corporation among its shareholders for the purpose of winding up its affairs, holders of Special Shares shall be entitled to receive and the Corporation shall pay to such holders, before any amount shall be paid or any property or assets of the Corporation shall be distributed to holders of Common Shares or any other class of shares ranking junior to the Special Shares as to such entitlement, the amount of $0.22 for each Special Share held by them respectively and no more. After payment to holders of Special Shares of the amount so payable to them as hereinbefore provided, such holders shall not be entitled to share in any further distribution of the property or assets of the Corporation.

Section Four.05 Restriction on Transfer

There shall be no restriction upon the right to transfer any shares of the Corporation.

Section Four.06 Stated Capital

On the Effective Date, the Corporation:

(a) shall add to the stated capital account maintained by the Corporation for the Special Shares an amount equal to $0.22 in respect of each Special Share issued as a result of the Arrangement; and

(b) shall add to the stated capital account maintained by the Corporation for the Common Shares an amount equal to $1.00 in respect of each Common Share issued as a result of the Arrangement.

Section Four.07 Directors

(a) Minimum and Maximum. The directors of the Corporation shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.

(b) Initial Directors. The initial directors of the Corporation immediately following the Amalgamation shall be the persons whose names and residential addresses appear below:
Name	Residential Address
John McGrain	1363 North Country Ranch Road West Lake Village, California
Walter Dawson	● Calgary, Alberta
Reg Greenslade	3 Palomino Boulevard Calgary, Alberta T3Z 1B9
Tom Jacobsen	Box 176 Didsbury, Alberta T0M 0W0
Herman S. Hartley	104 Varsity Estates Place N.W. Calgary, Alberta T3B 3B6

The initial directors shall hold office until the next annual meeting of the shareholders of the Corporation or until their successors are elected or appointed.

Section Four.08 Business and Powers

There shall be no restriction on the business which the Corporation is authorized to carry on or on the powers which the Corporation may exercise.

Section Four.09 By-Laws

The by-laws of the Corporation, until repealed, amended or altered, shall be the by-laws of Subco until new by-laws are adopted and approved by the directors and shareholders of the Corporation respectively. Westlinks copy of the proposed by-laws may be examined prior to the Effective Date during normal business hours at the office of Macleod Dixon LLP, 3700, 400 – 3rd Avenue S.W., Calgary, Alberta.

Section Four.10 Charging Power

Without restricting any of the powers and capacities of the Corporation, whether derived from the CBCA or otherwise, the Corporation may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of the Corporation (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.

Article Five
Rights of Dissent

Section Five.01 Rights of Dissent

Holders of Big Horn Common Shares may exercise Dissent Procedures with respect to Big Horn Common Shares in connection with the Arrangement and holders who exercise such rights of dissent and who:

(a) are ultimately entitled to be paid fair value for their Big Horn Common Shares shall be deemed to have transferred such Big Horn Common Shares to Big Horn for cancellation at the Effective Time; or

(b) are ultimately not entitled, for any reason, to be paid fair value for their Big Horn Common Shares shall be deemed to have participated in the Arrangement on the basis set forth in subsection 3.1(c) hereof.

For greater certainty, in no case shall Westlinks, Subco, Big Horn or any other person be required to recognize Dissenting Big Horn Shareholders as holders of Big Horn Common Shares after the Effective Time, and the names of such Dissenting Big Horn Shareholders shall be deleted from the register of holders of Big Horn Common Shares at the Effective Time.

Article Six
DELIVERY OF Westlinks COMMON
SHARES aND WESTLINKS PREFERRED SHARESAND REDEMPTION PROCEEDS

Section Six.01 Delivery of Westlinks Common Shares and Redemption Proceeds

(a) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Big Horn Common Shares that were exchanged for Westlinks Common Shares or Special Shares and Westlinks Preferred Shares in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Big Horn and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the Westlinks Common Shares or the Redemption Proceeds and Westlinks Preferred Shares which such holder is entitled to receive in accordance with section 3.2 hereof.

(b) Upon surrender to the Depository for cancellation of an agreement which immediately prior to the Effective Time evidenced on or more Big Horn Options that we exchanged for Westlinks Options in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Big Horn Options formerly represented by such agreement and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered agreement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Redemption Time, the agreements in respect of Westlinks Options which such holder is entitled to receive in accordance with section 3.2 hereof.

(c) After the Effective Time and until surrendered for cancellation as contemplated by subsections 6.1(a) and 6.1(b)hereof:

(i) each certificate which immediately prior to the Effective Time represented one or more Big Horn Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Common Shares or the Special Shares (or Redemption Proceeds, if such certificate is surrendered after the Redemption Time) and Westlinks Preferred Shares to which the holder of such certificate is entitled to receive in accordance with section 3.1 hereof, provided that certificates representing Special Shares shall not be issued to such holders prior to the Redemption Time and, following the Redemption Time, such holders shall be restricted to receiving the Redemption Proceeds in respect of such Special Shares; and

(ii) each agreement which immediately prior to the Effective Time represented one or more Big Horn Options shall be deemed at all times to represent only the right to receive in exchange therefor the Westlinks Options to which the holder of such certificate is entitled to receive in accordance with section 3.1 hereof.

Section Six.02 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Big Horn Common Shares that were exchanged for Westlinks Common Shares or Special Shares and Westlinks Preferred Shares in accordance with section 3.1 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Westlinks Common Shares or the Redemption Proceeds and Westlinks Preferred Shares to which such holder is entitled to receive in accordance with section 3.2 hereof. When authorizing such payment in exchange for such lost, stolen or destroyed certificate, the holder to whom such Westlinks Common Shares or Redemption Proceeds and Westlinks Preferred Shares are to be delivered shall as a condition precedent to the delivery of such Westlinks Common Shares or Redemption Proceeds and Westlinks Preferred Shares, give a bond satisfactory to Westlinks and the Depositary in such sum as Westlinks and the Depositary may direct, or otherwise indemnify Westlinks, the Corporation and the Depositary in a manner satisfactory to Westlinks and the Depositary, against any claim that may be made against Westlinks, the Corporation or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Section Six.03 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Westlinks Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Big Horn Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 6.1 or section 6.2 hereof. Subject to applicable law and to section 6.5 hereof, at the time of such compliance, there shall, in addition to the delivery of Westlinks Common Shares to which such holder is thereby entitled, be delivered to such holder the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Westlinks Common Shares.

Section Six.04 Withholding Rights

Westlinks, Subco and the Depositary shall be entitled to deduct and withhold from all Redemption Proceeds or dividends or other distributions otherwise payable to any Former Big Horn Shareholder such amounts as Westlinks, Subco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Big Horn Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section Six.05 Limitation and Proscription

(a) To the extent that a Former Big Horn Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 hereof within one year from the Redemption Date, the unpaid Redemption Proceeds, if any, to which such Former Big Horn Shareholder is entitled to be paid shall then be paid by the Depositary to the Corporation. Thereafter the Former Big Horn Shareholder shall have no claim against the Depositary for such Redemption Proceeds but instead shall be entitled to assert such a claim against the Corporation or any successor thereto up to but not beyond the final proscription date referred to in subsection 6.5(b) hereof.

(b) To the extent that a Former Big Horn Shareholder shall not have complied with the provisions of section 6.1 or section 6.2 hereof on or before the date which is six years after the Redemption Date (the "final proscription date"), then the Redemption Proceeds which such Former Big Horn Shareholder was entitled to receive shall revert to and become the property of the Corporation and the Westlinks Preferred Shares or Westlinks Common Shares which such Former Big Horn Shareholder was entitled to receive shall be delivered up by the Depositary for cancellation and shall be cancelled by Westlinks, and the interest of the Former Big Horn Shareholder in such Redemption Proceeds and Westlinks Preferred Shares or Westlinks Common Shares shall be terminated as of such final proscription date.

Article Seven
Amendments

Section Seven.01 Amendments to Plan of Arrangement

(a) Westlinks and Big Horn reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by Westlinks and Big Horn, (iii) filed with the Court and, if made following the Big Horn Meeting, approved by the Court, and (iv) communicated to Former Big Horn Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Big Horn at any time prior to the Big Horn Meeting provided that Westlinks shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Big Horn Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Big Horn Meeting shall be effective only if (i) it is consented to in writing by each of Westlinks and Big Horn, and (ii) if required by the Court, it is consented to by holders of the Big Horn Common Shares voting in the manner directed by the Court.

EXHIBIT A

SERIES I PREFERRED SHARES

The first series of first preferred shares shall consist of and unlimited number of shares designated as first preferred shares, Series I (the "Series I Preferred Shares"). The rights, privileges, restrictions and conditions attaching to the Series I Preferred Shares, as a series, are as follows:

1. Dividends and Transfer Rights

1.1 The holders of the Series I Preferred Shares shall not be entitled to receive any dividends and shall not be entitled to transfer the Series I Preferred Shares.

2. Distribution Rights

2.1 In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series I Preferred Shares shall be entitled to receive, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares, an amount equal to $0.85 per share.

3. Redemption by the Corporation

3.1 The Corporation may, upon giving notice or upon the waiver of such notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Series I Preferred Shares on payment or deposit (in accordance with clause 3.4) of $0.85 for each Series I Preferred Shares to be redeemed (the "Redemption Amount"). If part only of the Series I Preferred Shares are to be redeemed, the Board of Directors may select the Series I Preferred Shares to be redeemed (i) by lot; (ii) on a pro rata basis; or (iii) in such other manner as the Board of Directors may in their discretion select. If part only of the Series I Preferred Shares represented by any certificate are redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

3.2 In the case of a redemption of Series I Preferred Shares, the Corporation shall give notice in writing of the intention of the Corporation to redeem such shares (unless notice is waived in any manner by the holder of the Series I Preferred Shares called for redemption) at least 2 days before the date specified for redemption (the date specified for redemption to be referred to herein as the "Redemption Date") to each person who at the date of mailing is a holder of Series I Preferred Shares to be redeemed, provided that accidental failure to give such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount per Series I Preferred Shares, the Redemption Date, the name of the chartered bank or trust company at which the Redemption Amount may be deposited (if the Redemption Amount may be deposited pursuant to clause 3.4) and, if part only of the Series I Preferred Shares held by the person to whom it is addressed is to be redeemed, the number thereof to be redeemed.

3.3 The Corporation shall pay to the holder of the Series I Preferred Shares to be redeemed the Redemption Amount of each such share on or after the Redemption Date, provided that such holder has presented and surrendered to the Corporation the certificates representing the Series I Preferred Shares so called for redemption. Payment for Series I Preferred Shares to be redeemed by the Corporation shall be made by cheque payable at par in Canadian funds at any branch of the Corporation's bankers. Such cheques shall be sent to holders of such Series I Preferred Shares and redemption shall be deemed to have taken place upon such sending.

3.4 The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Series I Preferred Shares to deposit the Redemption Amount for each Series I Preferred Shares so called for redemption, or of such of those shares represented by certificates which have not at the date of such deposit been presented and surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or in any trust company in Canada named in such notice, to be paid without interest to or to the order of the respective holders of such Series I Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing same. The Series I Preferred Shares in respect whereof this deposit has been made shall be deemed to be redeemed on the later of the date of such deposit and the Redemption Date. On such applicable date the Corporation shall adjust its securities register to show that such Series I Preferred Shares have been redeemed and the rights of the holders thereof shall be limited to receiving, without interest, the Redemption Amount per Series I Preferred Share so deposited. Any interest allowed on such deposit shall belong to the Corporation. After the Redemption Amount for such Series I Preferred Shares has been deposited with any chartered bank or trust company in Canada, as aforesaid, notice shall be given to the holders of any Series I Preferred Shares called for redemption who have failed to present and surrender the certificates representing such shares within two months of the Redemption Date that the money has been so deposited and may be obtained by the holders of these Series I Preferred Shares upon presentation and surrender of the certificates representing such shares called for redemption at such bank or trust company.

3.5 From and after the Redemption Date, the holders of any such Series I Preferred Shares to be redeemed shall not be entitled to exercise any of the rights of the holders of Series I Preferred Shares in respect thereof unless payment or deposit of the Redemption Amount per Series I Preferred Share shall not be made in accordance with the foregoing provisions, in which event the rights of the holders of such Series I Preferred Shares shall remain unaffected.

3.6 To the extent permitted by law, the Redemption Amounts that are represented by a cheque that has not been presented for payment or that are otherwise unclaimed (including amounts held on deposit to a special account as provided for above) for a period of six years from the Redemption Date shall be forfeited to the Corporation.

4. Redemption at the Option of the Holders of Series I Preferred Shares

4.1 After the expiration of one year from the date of issuance of a Series I Preferred Share, the holder of Series I Preferred Shares shall be entitled to require the Corporation to redeem at any time or from time to time all or any part of the Series I Preferred Shares held by such holder by depositing with the Corporation:

(a) an irrevocable request in writing specifying:

(i) that such holder desires to have the whole or any part of the Series I Preferred Shares held by such holder redeemed by the Corporation; and

(ii) the business day, which shall not be less than thirty days after the day on which the request in writing is deposited with the Corporation, on which the holder desires to have the Corporation redeem such shares (the "Retraction Date") and

(b) the share certificate(s) representing the Series I Preferred Shares which the holder desires to have the Corporation redeem.

If part only of the Series I Preferred Shares represented by any certificate are to be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

4.2 On the Retraction Date the Corporation, if permitted by the Business Corporations Act (Alberta) (the "Act"), shall redeem the number of Series I Preferred Shares to be redeemed by paying the holder of such Series I Preferred Shares an amount per share equal to the Redemption Amount, provided that all requirements set out under this clause 4 have been complied with. Payment for Series I Preferred Shares to be redeemed by the Corporation shall be made by cheque payable at par in Canadian funds at any branch of the Corporation's bankers. Such cheque shall be sent in accordance with the Act to the holder of such Series I Preferred Shares and redemption shall be deemed to have taken place upon such sending. If on the Retraction Date the Corporation would be prevented by the Act from redeeming all of the Series I Preferred Shares requested by the holder thereof to be redeemed, the Corporation shall redeem, disregarding fractions, that number of Series I Preferred Shares that it is permitted by the Act to redeem and the Corporation shall redeem the balance of the outstanding Series I Preferred Shares requested by such holder to be redeemed at the earliest time or times as the redemption is permitted by the Act.

4.3 From and after the Retraction Date, the holders of any such Series I Preferred Shares to be redeemed shall not be entitled to exercise any of the rights of the holders of Series I Preferred Shares in respect thereof unless payment of the Redemption Amount per Series I Preferred Share shall not be made in accordance with the foregoing provisions, in which event the rights of the holders of such Series I Preferred Shares shall remain unaffected.

4.4 To the extent permitted by law, the Redemption Amounts that are represented by a cheque that has not been presented for payment or that are otherwise unclaimed for a period of six years from the Retraction Date shall be forfeited to the Corporation.

SCHEDULE "B"

WESTLINKS RESOURCES LTD.

Outstanding Stock Options
Optionee	Exercise Price	Number Outstanding
Peter R. Sekera Director/Officer	$6.15	105,000
Edward C. McFeely Director/Officer	$6.15	85,000
Thomas J. Jacobsen Director/Officer	$6.15	85,000
Lynn W. Thurlow Officer	$6.15	25,000
Herman S. Hartley Director	$6.15	20,000
Norman J. MacKenzie Director	$6.15	20,000
Norman W.G. Wallace Director	$6.15	20,000
Rodney Lackmuth Consultant	$6.15	15,000
Al Tambosso Consultant	$6.20	50,000
John P. McGrain	$6.20	80,000
Norman J. MacKenzie Director	$6.20	10,000
Norman W.G. Wallace	$6.20	10,000
Herman S. Hartley Director	$6.20	10,000
Bruce Stewart Employee	$6.20	30,000
TOTAL:		565,000

SCHEDULE "C"

LIST OF BIG HORN OPTIONS

Number of Shares Under Option	Exercise Price	Name of Optionholder	Date of Grant	Date of Expiry
75,000	$0.69	Walter Dawson	November 25, 1996	November 25, 2001
25,000	$0.77	Walter Dawson	May 5, 1999	May 5, 2009
75,000	$0.69	Luc Chartrand	November 25, 1996	November 25, 2001
15,000	$1.15	Luc Chartrand	March 9, 1998	March 9, 2006
50,000	$0.77	Luc Chartrand	May 5, 1999	May 5, 2009
30,000	$0.72	Luc Chartrand	March 23, 2000	March 23, 2005
65,000	$0.75	Luc Chartrand	March 21, 2001	March 20, 2006
25,000	$0.69	Sandy Thompson	November 25, 1996	November 25, 2001
85,000	$0.92	Trevor Spagrud	July 16, 1997	July 16, 2002
25,000	$1.15	Trevor Spagrud	March 9, 1998	March 9, 2006
100,000	$0.65	Trevor Spagrud	February 17, 1999	February 17, 2009
50,000	$0.77	Trevor Spagrud	May 5, 1999	May 5, 2009
60,000	$0.72	Trevor Spagrud	March 23, 2000	March 23, 2005
142,000	$0.75	Trevor Spagrud	March 21, 2001	March 20, 2006
30,000	$1.15	Reg Greenslade	March 9, 1998	March 9, 2006
314,000	$0.98	Reg Greenslade	May 26, 1998	May 26, 2008
75,000	$0.77	Reg Greenslade	May 5, 1999	May 5, 2009
81,000	$0.72	Reg Greenslade	March 23, 2000	March 23, 2005
140,000	$0.75	Reg Greenslade	March 21, 2001	March 20, 2006
73,500	$0.98	Ray Runcie	May 26, 1998	May 26, 2008
26,500	$0.77	Ray Runcie	May 5, 1999	May 5, 2009
73,500	$0.98	George Hill	May 26, 1998	May 26, 2008
26,500	$0.77	George Hill	May 5, 1999	May 5, 2009
73,500	$0.98	Ted Turton	May 26, 1998	May 26, 2008
26,500	$0.77	Ted Turton	May 5, 1999	May 5, 2009
25,000	$0.97	Rick McHardy	July 30, 1998	July 30, 2008
25,000	$0.77	Rick McHardy	May 5, 1999	May 5, 2009
25,000	$0.72	Rick McHardy	March 23, 2000	March 23, 2005
75,000	$0.65	Shane Holden	February 17, 1999	February 17, 1999
20,000	$0.77	Shane Holden	May 5, 1999	May 5, 2009
30,000	$0.72	Shane Holden	March 23, 2000	March 23, 2005
35,000	$0.75	Shane Holden	March 21, 2001	March 20, 2006
25,000	$0.77	Sharon McMullen	May 5, 1999	May 5, 2004
20,000	$0.72	Sharon McMullen	March 23, 2000	March 23, 2005
25,000	$0.75	Sharon McMullen	March 21, 2001	March 20, 2006
22,500	$0.77	Vic Tuinenga	May 5, 1999	May 5, 2004
25,000	$0.72	Vic Tuinenga	March 23, 2000	March 23, 2005
30,000	$0.75	Vic Tuinenga	March 21, 2001	March 20, 2006
30,000	$1.15	Dick Froese	March 9, 1998	March 9, 2003
35,000	$0.77	Dick Froese	May 5, 1999	May 5, 2004
25,000	$0.72	Dick Froese	March 23, 2000	March 23, 2005
25,000	$0.75	Dick Froese	March 21, 2001	March 20, 2006
5,000	$0.77	Susan Cartmell	May 5, 1999	May 5, 2004
20,000	$0.73	Cari Williams	July 26, 1999	July 25, 2009
25000	$0.72	Cari Williams	March 23, 2000	March 23, 2005
25,000	$0.75	Cari Williams	March 21, 2001	March 20, 2006
5,000	$0.80	Rebecca Alcock	November 29, 1999	November 28, 2009
15,000	$0.72	Rebecca Alcock	March 23, 2000	March 23, 2005
15,000	$0.75	Rebecca Alcock	March 21, 2001	March 20, 2006
50,000	$0.75	Garry Henry	March 21, 2001	March 20, 2006
2,419,500

SCHEDULE D

BIG HORN OFFICER OBLIGATIONS

1. Reg Greenslade $375,000

2. Trevor Spagrud $250,000

TOTAL $625,000